EXHIBIT 10.2

                                  DEMAND NOTE


$500,000,000                                                    August 15, 2002
                                                             New York, New York



     FOR VALUE RECEIVED, the undersigned, CELLCO PARTNERSHIP, a Delaware general partnership ("Maker"), promises to pay to the order of VERIZON WIRELESS OF THE EAST LP ("New LP"), at 180 Washington Valley Road, Bedminster, New Jersey 07921, the principal sum of five hundred million dollars ($500,000,000), plus interest thereon accrued at an annual rate of 6.14% compounded quarterly, on demand.

     If default is made in the payment of the principal or interest represented by this Demand Note, Maker agrees to pay to the holder all costs of collection, including but not limited to court costs and reasonable attorneys' fees.

     Maker hereby waives presentment and demand for payment, protest, notice of protest and non-payment, notice of dishonor or any other notice not expressly provided for herein, and agrees that Maker's liability in respect of this Demand Note shall not be affected by any extension in the time of payment hereof.

     This Demand Note is the Cellco Contributed Note referred to in the Transaction Agreement dated as of December 18, 2001 among Maker, Price Communications Corporation, Price Communications Cellular Inc., Price Communications Cellular Holdings, Inc., Price Communications Wireless, Inc., and New LP and shall be subject to the provisions thereof.

     This Demand Note shall be governed by and construed in accordance with the laws of the State of New York.

                                            CELLCO PARTNERSHIP


                                            By /s/ Margaret Feldman
                                              -------------------------------
                                              Name:  Margaret Feldman
                                              Title: VP Business Development